Exhibit 32.1

CERTIFICATIONS

In connection with the Quarterly Report on Form 10-Q of Bolt Biotherapeutics, Inc. (the "Company") for the period ended March 31, 2022 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), the undersigned, Randall C. Schatzman, Ph.D., Chief Executive Officer of the Company, hereby certifies, pursuant to 18 U.S.C. Section 1350, that to his knowledge:

(1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 12, 2022	By:	/s/ Randall C. Schatzman, Ph.D.
Randall C. Schatzman, Ph.D.
Chief Executive Officer
(Principal Executive Officer)